As filed with the Securities and Exchange Commission on March 2, 2000

                                                       Registration No. 333-
                                                                            ----
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              CAIS INTERNET, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                            52-2066769
      (State or Other Jurisdiction of            (I.R.S. Employer
       Incorporation or Organization)           Identification Number)

                             1255 22nd Street, N.W.
                             Washington, D.C. 20037
          (Address of Principal Executive Office, Including Zip Code)

          VARIOUS WRITTEN COMPENSATION AGREEMENTS RELATING TO OPTIONS
           GRANTED TO DIRECTORS AND EMPLOYEES OF CAIS INTERNET, INC.
                           (Full Title of the Plans)

                              Ulysses G. Auger, II
                      Chief Executive Officer and Chairman
                              CAIS Internet, Inc.
                             1255 22nd Street, N.W.
                             Washington, D.C. 20037
                    (Name and Address of Agent for Service)

                                 (202) 715-1300
         (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:
                           Morris F. DeFeo, Jr., Esq.
                            Morrison & Foerster LLP
                   2000 Pennsylvania Avenue, N.W., Suite 5500
                          Washington, D.C. 20006-1888

===================================================================================================================================

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================

                                                           Proposed maximum
 Title of securities         Amount to be registered      offering price per      Proposed maximum aggregate        Amount of
 to be registered                                          share (1)               offering price (1)           registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01                200,000(2)                 $  4.31                      $   862,000               $  227.57
par value per share                140,000(2)                 $ 12.00                      $ 1,680,000               $  443.52
                                   301,420(3)                 $1.1942                      $   359,956               $   95.03
                                 1,684,343(4)                 $ .9732                      $ 1,639,203               $  432.75
                                   180,000(5)                 $  4.31                      $   775,800               $  204.81
                                     5,000(6)                 $  3.07                      $    15,350               $    4.05
                                    48,732(7)                 $ .9732                      $    47,426               $   12.52
                                   200,000(8)                 $ 13.50                      $ 2,700,000               $  712.80
                                    20,000(9)                 $ 12.19                      $   243,800               $   64.36
                                  250,000(10)                 $ 12.19                      $ 3,047,500               $  804.54
                                   20,000(11)                 $ 12.19                      $   243,800               $   64.36
Totals                          3,049,495                     $ 76.90                      $11,614,835               $3,066.31

===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee, and based upon the fixed exercise prices of outstanding options in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Represents options granted to Gary Rabin pursuant to an Employment Agreement dated as of April 8, 1999 between CAIS, Inc. and Mr. Rabin.
(3) Represents options granted to Evans K. Anderson pursuant to an Amended and Restated Employment Agreement dated as of June 3, 1997 between CAIS, Inc. and Mr. Anderson, as amended and assumed by the Registrant pursuant to that certain Assignment and Assumption Agreement and Release dated as of October 2, 1998 among CAIS, Inc., as assignor, the Registrant, as assignee, and Mr. Anderson.
(4) Represents options granted to William M. Caldwell, IV, pursuant to an Amended and Restated Employment Agreement dated as of September 8, 1997 between CAIS, Inc. and Mr. Caldwell, as amended and assumed by the Registrant pursuant to that certain Assignment and Assumption Agreement and Release dated as of October 2, 1998 among CAIS, Inc., as assignor, the Registrant, as assignee, and Mr. Caldwell.
(5) Represents options granted to Stephen Price pursuant to an Employment Agreement dated as of March 10, 1999 between CAIS, Inc. and Mr. Price.
(6) Represents options granted to Laura Neuman pursuant to a Termination and Release Agreement dated as of May 10, 1999 between the Registrant and Ms. Neuman.
(7) Represents options originally granted to William M. Caldwell, IV under the agreement described in (4) above, and assigned to Kathy Caldwell.
(8) Represents options granted to Kevin Brand pursuant to a Stock Option Agreement dated as of November 8, 1999 between the Registrant and Mr. Brand.
(9) Represents options granted to Peter Van Horne pursuant to a Stock Option Agreement dated as of September 2, 1999 between the Registrant and Mr. Van Horne.
(10) Represents options granted to Wendell S. Nye pursuant to a Stock Option Agreement dated as of September 2, 1999 between the Registrant and Mr. Nye.
(11) Represents options granted to Tom Caldwell pursuant to a Stock Option Agreement dated as of September 2, 1999 between the Registrant and Mr. Caldwell.

                                EXPLANATORY NOTE

     This registration statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register 3,049,495 shares of the Common Stock of CAIS Internet, Inc., a Delaware corporation (the "Registrant"), issuable to certain employees and directors under certain written compensation agreements entered into by the Registrant (the "Compensation Agreements").

                                     PART I

     The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Compensation Agreements by the participating employees and directors who may be considered affiliates of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

                                3,049,495 Shares

                               CAIS INTERNET, INC.

                                  Common Stock
                                ($.01 Par Value)

We are selling 3,049,495 shares of our Common Stock which we have previously issued or may in the future issue under awards granted under various written compensation agreements to our employees and directors (the "Compensation Agreements"). These shares may be offered for resale from time to time by those current and former employees and directors listed on Annex I (the "Selling Stockholders").

We will not receive any of the proceeds from the sale of the Common Stock (the "Securities"). We will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

See "Risk Factors" on page 3 for a discussion of certain considerations relevant to an investment in the securities.

Our common stock is listed on the Nasdaq National Market (Symbol: CAIS).
           These securities have not been approved or disapproved by
              the Securities and Exchange Commission or any state
                securities commission nor has the Securities and
                  Exchange Commission or any state securities
                      commission passed upon the accuracy
                      or adequacy of this Prospectus.  Any
                       representation to the contrary is
                               a criminal offense

                 The date of this Prospectus is March 2, 2000

No dealer, salesman or any other person has been authorized by the Company to give any information or to make any representations other than as contained in connection with the offering described herein. This Prospectus does not constitute an offer or a solicitation within any state to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

We have filed a Registration Statement on Form S-8 relating to the Compensation Agreements (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities covered by this Prospectus. This Prospectus does not contain all of the information and exhibits included in the Registration Statement. You can obtain a copy of the Registration Statement by paying a fee to the Commission or you may examine the Registration Statement free of charge at the principal office of the Commission in Washington, D.C.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information filed with the Commission by the Company at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 75 Park Place, 14th Floor, New York, New York 10007. You can obtain copies of these materials from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also review electronic filings made through the Commission's Electronic Data Gathering, Analysis, and Retrieval System on the Commission's World Wide Web site at http://www.sec.gov. Our Common Stock is listed on the Nasdaq National Market, and the reports, proxy and information statements and other information filed by us with the Nasdaq National Market can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have previously filed the following documents with the Commission, and they are incorporated by reference in this Prospectus:

   (1) A Report of Unscheduled Material Events on Form 8-K filed on December 27, 1999;

   (2) The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999;

   (3) A Report of Unscheduled Material Events on Form 8-K filed on September 17, 1999, as amended by a report on Form 8-K/A filed on November 12, 1999;

   (4) The Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999;

   (5) The Company's prospectus dated May 20, 1999 filed pursuant to Rule 424(b) under the Securities Act; and

   (6) The description of the Company's Common Stock contained in the registration statement filed as of May 17, 1999 under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

All of the documents that we subsequently filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered by this Prospectus have been sold or which deregisters all Securities then remaining unsold, are incorporated by reference into this Prospectus.

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this Prospectus is considered to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is considered to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this Prospectus.

You can obtain copies of all documents which are incorporated in this Prospectus by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) without charge by writing or calling us at CAIS Internet, Inc.,
Attention: General Counsel, 1255 22nd Street, N.W., Washington, D.C. 20037, telephone number (202) 715-1300.

                                  THE COMPANY

We are a nationwide provider of high speed Internet access solutions. We offer cost-effective, high speed Internet access and content solutions to hotels and multi-family properties utilizing our tier-one, nationwide Internet network and several proprietary technologies. Our proprietary technologies for the hotel and multi-family markets include the patented OverVoice technology, IPORT server software and the CAIS broadband portal. We use our CyberShell Internet kiosks to deliver high speed Internet access and content to public venues, such as airports, retail centers, hotel lobbies and cruise ships. To maximize use of our network, we also offer always-on, high speed Internet access to commercial and residential customers through its digital subscriber line service, "HyperDSL," in major metropolitan areas throughout the U.S. Our goal is to become a leader in the provision of high speed Internet access, content, software and systems. Our principal executive offices are located at 1255 22nd Street, N.W., Fourth Floor, Washington, D.C. 20037, and its telephone number at that address is (202) 715-1300. Our website is located at www.cais.com.

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

Our performance may be difficult to evaluate since we have had a limited operating history during which we have incurred significant net losses, experienced negative cash flows and accumulated a significant deficit.

   Our limited historical operating data may make it more difficult for you to evaluate our performance. We incurred a net loss for the fiscal year ended December 31, 1997 of approximately $3.1 million, and we incurred net losses and negative cash flows from operations for the fiscal year ended December 31, 1998 in the amounts of approximately $12.9 million and $3.2 million, respectively. For the nine months ended September 30, 1999, we incurred net losses and negative cash flows from operations of approximately $33.9 million and $18.0 million, respectively. On December 31, 1998, we had a stockholders' deficit of approximately $14.8 million and on September 30, 1999 a stockholders' equity of approximately $63.2 million.

   We believe that we will incur further losses in the future, in part due to expenses incurred in connection with our continued roll-out of OverVoice and our other technology platforms, the expansion of our marketing and sales organizations and the introduction of new services. We also expect that operations in new target markets will experience losses until we establish an adequate customer base. However, we cannot assure you that after incurring these additional losses and expenses:

  .  there will be an increase in revenues;

  .  we will gain profits in future operating periods; or

  . we will have sufficient cash available to meet continuing losses and/or necessary capital expenditures.

Our continued growth and expansion will place substantial burdens on our resources and personnel.

   Our business strategy depends in large part on our ability to rapidly deploy OverVoice and our other technology platforms. This growth will increase our operating complexity as well as the level of responsibility for both existing and new management personnel. As a result, in order to manage our growth, we must, among other things:

  . continue to implement and improve our operational, financial and management information systems, including our billing, accounts receivable and payables tracking, fixed assets and other financial management systems;

  .  hire and train additional qualified personnel; and

  .  continue to expand and upgrade our network infrastructure.

   We also expect that demands on our network infrastructure and technical support resources will increase rapidly as our customer base continues to grow. We may therefore experience difficulties meeting a high demand for services in the future. We cannot assure you that our infrastructure, technical support or other resources will be sufficient to facilitate this growth. As we strive to increase network utilization, there will be additional demands on our customer support, sales and marketing resources. Competition for qualified employees is intense and salaries are escalating very quickly. In addition, the process of locating such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy.

We will need additional capital, which we may not be able to obtain.

   We intend to rapidly enhance and develop our network and continue a broad-based roll-out of OverVoice and our other technology platforms in order to attain our business goals. We will need to seek additional financing to carry out our growth and operating plans. We may not be able to raise cash on terms acceptable to us or at all. Financings may be on terms that are dilative or potentially dilative to our stockholders. If financing is insufficient or unavailable, we will have to modify our growth and operating plans, which may negatively affect our ability to expand our network and facilities and offer additional services, and may adversely affect our growth and our ability to repay our outstanding indebtedness.

Future sales of our common stock could have a negative impact on the market price of our common stock and our ability to make future stock offerings.

   Sales of a substantial number of shares of common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in future stock offerings. As of February 29, 2000, there were 22,942,851 shares of common stock outstanding. In the event that all or a substantial portion of the shares of common stock under this prospectus that are immediately available for sale are sold on any one day, such sales may have an adverse effect on the market price of our common stock. In addition, as of February 29, 2000, a total of 14,894,311 shares of our common stock may be issued upon the exercise of options, warrants and convertible preferred stock. We have granted registration rights to the holders of these securities. The sale of common stock issued upon the exercise of these warrants and shares of convertible preferred stock could also adversely affect the market price of our common stock. The holders of an additional 15,581,206 shares of common stock are also entitled to registration rights, and the sale of these securities could further adversely affect the market price of our common stock.

    In addition, we have previously registered 3,500,000 shares of common stock issuable upon the exercise of options granted under our Amended and Restated 1998 Equity Incentive Plan and under other compensatory arrangements, which also could adversely affect the market price of our common stock.

A third party could be prevented from acquiring your shares of stock at a premium to the market price because of our anti-takeover provisions.

   There are provisions in our certificate of incorporation and by-laws that make it more difficult for a third party to acquire, or attempt to acquire, control of the Company, even if a change in control would result in the purchase of your shares at a premium to the market price.

   These provisions include:

  .  a classified Board of Directors with staggered, three-year terms;

  .  the authority to issue "blank check" preferred stock;

  .  eliminating the ability of stockholders to act by written consent;

  . eliminating the ability of stockholders to call a special meeting of the stockholders;

  . an advance notice procedure for stockholder proposals to be brought before meetings of our stockholders; and

  . requiring a super-majority stockholder vote to effect certain amendments.

   In addition, the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by our Board of Directors.

We are required to pay ongoing royalties to Inline to use the OverVoice technology, and any failure to do so, or otherwise meet our obligations to Inline, could cause us to lose our exclusive right to use the OverVoice technology.

   We are required to pay Inline Connection Corporation royalties ranging between 3.0% and 5.5% of net sales of the OverVoice technology. In the rare cases where we do not provide the Internet access or own the OverVoice equipment installed, this percentage may be as high as 70.0%. If we sublicense the patents and pending patent applications relating to the OverVoice technology to a third party, we are required to pay Inline a percentage of the income received from the sublicense. Additionally, we have minimum annual royalty payments starting at $100,000 in 1998 and increasing to a maximum of $250,000 per year during the term of the agreement. If we fail to pay the minimum payments, or otherwise breach our agreement with Inline, we will lose our exclusive right to use the OverVoice technology in hotels and multi-family properties which would eliminate our ability to offer many of our key services.

Technological change and evolving industry standards may render our services noncompetitive, unnecessary or obsolete.

   Our future success will depend, in part, on our ability to: (1) offer services that address the increasingly sophisticated and varied needs of our current and prospective customers, and (2) respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Internet access operations are characterized by:

  .  rapidly changing and unproven technology;

  .  evolving industry standards;

  .  changing customer needs; and

  .  numerous competitive services and product offerings.

   We cannot assure you that:

  . future advances in technology will be beneficial to, or compatible with, our business;

  . we will be able to incorporate such advances on a cost-effective or timely basis; or

  . our services will be necessary and cost-effective as a result of such advances.

   Although we intend to support emerging standards, we cannot assure you that industry standards will be established, or that, if established, we will be able to conform to the new standards in a timely fashion or maintain a competitive position in the market. In addition, future products, services or technologies developed by others may render our services noncompetitive, unnecessary or obsolete.

The market in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with greater marketplace presence and financial resources.

   We operate in a highly competitive environment for each of our lines of business and we believe that competition is increasing. We may not be able to compete effectively, especially against established industry competitors with greater marketplace presence and financial resources than ours. The competitive environments for our different lines of business are as follows:

   OverVoice. The major groups of competitors in the business of providing high speed Internet access to hotels and multi-family properties include:

  .  local exchange carriers;

  .  other digital subscriber line providers;

  .  cable TV companies and other providers using cable modems; and

  .  installation firms that upgrade existing wiring.

Many of these competitors have extensive marketplace presence and greater technological and financial resources than we do.

   The OverVoice technology also competes with technologies using other transmission media, such as coaxial cable, wireless facilities and fiber optic cable. If telecommunications service providers, hotels, multi-family properties or single family residences install any of these alternative transmission media, demand for OverVoice may decline.

   CAIS Internet. Our principal competitors include other major providers such as UUNET Technologies, Inc., PSINet Inc., BBN (a GTE subsidiary), and other providers of always-on high speed Internet access including digital subscriber line services, T-1 and wireless access. To a lesser extent, we also compete for always-on and dial-up access and web services business with smaller, regional Internet service providers and cable companies that operate in the same geographic markets that we serve. Because the Internet services market has no substantial barriers to entry, we expect that competition will continue to intensify. Eventually, we expect some form of a market consolidation to occur, with those Internet service providers that furnish the most value-added solutions ultimately surviving.


   Business Anywhere Centers and Internet Kiosks. There are currently two major competitors in the marketplace providing automated business center services. Based on the published information, Business Anywhere has the most number of multi-purpose business center placements in business class hotels than any of our competitors. Our two key competitors utilize the traditional technology of individual credit card swipes hard wired to each machine. The major drawbacks to our competitors' technology are the high cost of equipment service and upgrading and the high initial capital cost.

   As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressure which could cause us to significantly reduce the average selling price of some of our products and services. We might not be able to offset the effects of any such price reductions with an increase in the number of our customers, higher revenue from enhanced services, cost reductions or otherwise. Market consolidation could result in increased price and other competition in these industries. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our financial condition. We cannot assure you that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

If we do not meet our obligations to deliver high speed Internet access solutions to our customers according to schedule, our reputation will be harmed and our revenues may be affected.

   Our ability to meet the installation schedule in our agreements is critical to our success and to our ability to generate revenues. We depend on outside suppliers and vendors to install our technology in buildings, as well as on telecommunications service providers, to install our technology in buildings, as well as on telecommunications service providers, to install our technology and provide services to our customers. If we fail to install our technology or provide service on a timely basis as required by our customer agreements, whether or not such failure is outside of our control, our ability to market our Internet access and content solutions and, accordingly, our services would be harmed.

We incur significant up-front costs to install our technology, which we may not be able to recover; our agreements do not contain any minimum use requirements, and some of our contracts are not exclusive.

   We have incurred, and will continue to incur, significant up-front costs installing OverVoice and our other technology platforms in hotels and multi-family properties. There is no guarantee that we will be able to recover such costs.

   Because our trial and long-term agreements for both hotels and multi-family properties generally do not contain any minimum use requirements, there is no minimum payout that we can expect to receive. Furthermore, some of our agreements do not require hotel owners and operators to offer our services exclusively. As a result owners and operators could offer services that compete with ours.

If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights or be liable for significant damages.

   Our competitive advantage depends on certain domestic and foreign patents and patent applications relating to the OverVoice technology that we license from and jointly own with Inline Connection Corporation, as well as our patented IPORT and Business Anywhere Center technology. Our success relies substantially on our ability to protect our patented technology, both domestically and abroad. We face two major risks in connection with our intellectual property rights:

(1)  Others may infringe on our intellectual property rights, resulting in:

     .  lack of competitiveness in the market;

     .  expense of time and resources to protect our patents; and

     .  dilution of the brand value of our service.

(2) Although we do not believe this to be the case, we may infringe others' patents, resulting in:

     . significant expense in defending our technology, even in the case of a frivolous suit;

     .  requirement to pay damages; and

     .  costly and potentially impracticable redesign of our technology.

Because we depend upon our suppliers and have sole and limited sources of supply for certain products and services, we are vulnerable to service interruptions and increased costs of services.

   We depend substantially on telecommunications services providers and we are unable to control the prices for these services. For example, in order to provide Internet access and other on-line services to our customers, we lease long distance fiber optic telecommunications lines from national telecommunications services providers.

   Certain of our suppliers, including regional Bell operating companies and competitive local exchange carriers, are currently subject to various price constraints, including tariff controls, which may change in the future. In addition, pending regulatory proposals may affect the prices they charge us. These regulatory changes could result in increased prices for products and services. This could reduce the profit margin for our services or require us to increase the prices which we charge our customers, which could reduce the demand for our services.

   We do not manufacture our proprietary OverVoice equipment, such as wall jacks and the OverVoice DeskJack; rather, we depend on third parties to manufacture and supply it. Any interruption in these manufacturers' operations could adversely affect our ability to meet our customers' requirements, which could cause them to use our competitors' services.

We rely on other companies to supply our network infrastructure, some of which may compete directly with us or enter into arrangements with our competitors.

   We rely on other companies to supply our network infrastructure (including telecommunications services and networking equipment) which, in the quantities and quality we require, is available only from sole or limited sources. We are, therefore, vulnerable to the possibility that our suppliers may:

  .  compete directly with us;

  .  enter into exclusive arrangements with our competitors; or

  . stop selling their products or components to us at commercially reasonable prices, or at all.

   The Internet relies on the exchange of traffic over a network of networks that is owned and operated by many parties. We currently exchange traffic with other Internet service providers with whom we maintain relationships. These exchange agreements are not regulated and may be changed. If they become regulated, modified or are altogether terminated, we may have to find alternate, more expensive means to exchange traffic, or we may not be able to do so, which could limit our ability to offer services in a particular market or increase the cost of our services, which could reduce the demand for these services.

A system failure could cause interruptions in the services we provide to our customers.

   Our operations depend upon our ability to protect our network against damage from acts of nature, power failures, telecommunications failures and similar events. Because we lease our lines from long-distance telecommunications companies, Internet providers, the regional Bell operating companies and competitive local exchange carriers, we depend upon those companies for physical repair and maintenance of those lines. Despite the precautions we and our telecommunications providers take, the occurrence of a natural disaster, fire, electrical outage or other unanticipated problems at one of our facilities may cause interruptions in the services we provide. Such interruptions in operations could limit our ability to meet our customers' requirements and reduce the demand for our services.

Viruses, break-ins and other security breaches could cause interruptions, delays or a cessation of the services we provide to our customers.

   Despite the implementation of network security measures, the core of our Internet network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems. We may experience future interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in our computer systems and the computer systems of our customers. Although we intend to continue to implement security measures to prevent this, these measures have occasionally been circumvented in the past, and the possibility exists that the measures we implement will be circumvented in the future. In addition, eliminating such viruses and remedying such security problems may cause interruptions, delays or cessation of service to our customers. If our security measures fail, we may lose subscribers or be sued, resulting in additional expenses and reduced profitability. We do not carry any insurance against these risks because it is unavailable at a reasonable cost.

The loss of our key personnel, or failure to hire additional personnel, could harm our business because we would lose experienced personnel and new skilled personnel are in short supply and command high salaries.

   Our success depends in significant part upon the continued service and performance of our senior management personnel and other employees who possess longstanding industry relationships and technical knowledge of our operations. While we do not maintain any "key person" insurance, we have entered into employment agreements with key employees. Our future success also depends on our ability to attract, train, retain and motivate highly skilled personnel. To date, we have successfully attracted and retained qualified, high-level personnel; we have not had to devote significant time and resources recruiting such personnel; and personnel turnover has not affected our development efforts. However, competition for qualified, high-level telecommunications personnel is intense and we cannot assure you that we will be able to continue to attract and retain such talent. The loss of the services of one or more of our key individuals, or the failure to attract and retain additional key personnel, could limit our ability to market our services, manage our growth and develop and achieve our business objectives.

Because we are an internet service provider, we may become subject to application of telecommunications laws to services provided over the internet.

   As an Internet service provider, we are not currently subject to direct regulation by the Federal Communications Commission ("FCC"). Nevertheless, Internet-related regulatory policies are continuing to develop and vigorous public debates regarding the costs and benefits of regulating the Internet have emerged in federal, state and local legislative, executive and regulatory agency forums. It is possible that we could be exposed to regulation as a telecommunications service provider in the future. For example, the FCC has stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated; and the FCC recently initiated a Notice of Inquiry to examine this issue. The FCC is also considering whether such Internet-based telephone service should be subject to universal service support obligations, or pay carrier access charges on the same basis as traditional telecommunications companies.

   Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost, and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments However, we cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet service providers.

   A decision by Congress or the FCC to regulate Internet telephony or Internet access services may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, any of which could cause our revenues to decrease.

A governmental body could impose sales and other taxes on the provision of our services, which could increase our costs of doing business.

   A number of federal, state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. We cannot accurately predict whether the imposition of any such taxes would materially increase our costs of doing business or limit the services we provide.

We may be liable for information sent through our network.

   As an Internet service provider, we may be liable for content and communications provided by third parties and carried over, or hosted on, our facilities. Because the law of Internet service provider liability is uncertain and in a constant state of change, our actual exposure for third-party content cannot be predicted.

   One area of potential liability is copyright and trademark infringement. We may be found liable for third-party communications that infringe a trademark or copyright, and we are obligated to comply with the requirements of the Digital Millennium Copyright Act concerning responses to claims of copyright infringement.

   We also may be liable for obscene, indecent or otherwise offensive communications carried over our facilities. Although the Communications Decency Act, enacted in 1996, was found by the courts to be unconstitutional as applied to indecent speech, in 1998 the Congress passed another statute intended to prohibit indecent communications over the Internet. That more recent statute was declared to be unconstitutional, but a federal court of appeals is hearing a pending challenge to that decision. Depending upon the outcome of that proceeding, we may be exposed to potential liability for indecent material carried over our facilities.

   We also are required to comply with state and federal privacy requirements, including the Electronic Communications Privacy Act ("ECPA") and the Children's Online Privacy Protection Act ("COPPA"). The ECPA imposes limitations on the interception, disclosure and use of communications transmitted over and stored on our facilities. COPPA, and the Federal Trade Commission rules implementing that statute, requires us to safeguard personal information that we know to be transmitted to our website by children under 13.

   We also are subject to federal and state laws that regulate the advertising and sale of certain products and services over the Internet. In addition to existing statutes of this kind, such as state statutes that prohibit advertisement of gambling, a number of bills are pending in the Congress and state legislatures that would prohibit or regulate particular marketing practices (such as the transmission of unsolicited commercial email) or the advertisement or sale of certain goods and services. We cannot predict the impact of these potential laws upon our business.

   While no one has ever filed a claim against us concerning content carried over our service, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our profitability.

   If, as the law in this area develops, we may decide to take steps to reduce our exposure to for information carried on, stored on or disseminated through our network. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering certain of our products or services or modify existing arrangements to mitigate potential liability.

We may not be able to protect our trademarks which could hamper our ability to market our products and services.

   Our success is dependent in part on recognition of our name and trademarks, such as "CAIS," "OverVoice", IPORT and "Business Anywhere" and pending trademarks, such as "DeskJack." We intend to protect and defend our name, servicemarks and trademarks in the United States and internationally. We achieved federal registration for several of our trademarks, including the mark CAIS, and filed for federal trademark protection for a number of other marks which we use or intend to use, for example "DeskJack." However, we cannot assure you that:

  . our efforts to protect our proprietary rights in the United States or abroad will be successful;

  . our use of our trademarks and servicemarks will be free from legal challenges; or

  . we will have sufficient funds to withstand such challenges or claims, regardless of their merit.

   If we are unable to protect our proprietary rights, it could seriously affect our ability to market our products and services. In addition, legal challenges to our proprietary rights could lead to a substantial diversion of our limited resources.

Our executive officers and directors, as a group, control CAIS Internet.

   Our executive officers and directors, as a group, beneficially own or control approximately 50.5 % of the outstanding shares of our common stock on a fully diluted basis. Consequently, as a practical matter, our executive officers and directors, as a group, are able to control all matters requiring approval by our stockholders, including the election of our Board of Directors, management policy and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions of assets. Please see "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

Failure to obtain Year 2000 compliance could cause an interruption in, or a failure of, our normal business activities and operations.

   The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached, reached and passed. Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, our normal business activities or operations. During 1998, we established a Year 2000 compliance program to coordinate appropriate activity and report to our Board of Directors with regard to Year 2000 issues. We continue to assess the impact of Year 2000 issues on our internal computer, operational and financial systems, and to review with our key vendors and suppliers and the compliance of their systems with Year 2000 processing requirements. We currently believe that our most likely worst case scenario related to the Year 2000 is associated with potential concerns with our customers' and suppliers' Internet operations. The failure of such parties to ensure Year 2000 compliance could lead to decreased Internet usage and the delay or inability to obtain necessary data communication and telecommunication capacity. These factors could result in delay or loss of revenue, interruption of network services, cancellation of customer contracts, diversion of development resources, damage to CAIS Internet's reputation and litigation costs.

                              SELLING STOCKHOLDERS

The table attached to this Prospectus as Annex I describes, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to us during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering, (c) the number of Securities which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of our Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                                USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Securities offered by this Prospectus.

                              PLAN OF DISTRIBUTION

Sales of the Securities offered by this Prospectus may be made on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this Prospectus. We will not receive any part of the proceeds of the sales made under this Prospectus. We are paying all other expenses associated with this Prospectus, but each Selling Stockholder is paying his or her own selling and other expenses.

The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account under this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

The amount of Securities to be reoffered or resold pursuant to this Prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act.

We cannot ensure that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                                                           ANNEX I

                                                         Shares of Common                     Shares to be Beneficially
                                                        Stock Beneficially        Shares       Owned upon Completion of
                                                          Owned Prior to         Offered            Offering(1)(2)
                             Relationship to Company          March 2,          by Selling    ------------------------------
Selling Stockholder          During Last Three Years          2000(1)           Stockholder      Number       Percent
-------------------          -----------------------          ---------         -----------      ------       -------
Gary Rabin                   Executive Vice President           340,000          340,000        340,000            1.3
                             of Finance and Strategic
                             Planning

Evans K. Anderson            Executive Vice President of        301,420          301,420        301,420            1.2
                             Sales and Marketing and Chief
                             Operating Officer

William M. Caldwell, IV      President and Director           1,684,343        1,684,343      1,684,343            6.5

Stephen Price                Vice President of Business         180,000          180,000        180,000             *
                             Development

Laura Neuman                 Former Vice President of Sales       5,000            5,000          5,000             *

Kathy Caldwell               Not Applicable                      48,732           48,732         48,732             *

Kevin Brand                  Executive Vice President           200,000          200,000        200,000             *
                             of Operations

Peter Van Horne              Vice President of Research          20,000           20,000         20,000             *
                             and Development

Wendell S. Nye               President, CAIS Software           250,000          250,000        250,000             *
                             Solutions, Inc.

Tom Caldwell                 Vice President of Engineering       20,000           20,000         20,000             *

*      Less than one percent.

       (1) Assumes that all options to acquire shares are exercisable.

       (2) Assumes that all outstanding options are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by CAIS Internet, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

    (a) The Registrant's prospectus dated May 20, 1999 filed pursuant to Rule 424(b) under the Securities Act, which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

    (b) All reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the prospectus referred to in (1) above.

    (c) The description of the common stock of the Registrant, $.01 par value per share (the "Common Stock"), contained in the registration statement filed as of May 17, 1999 under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

    All documents filed by the Registrant with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

    Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.
A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

    The Registrant's Certificate of Incorporation filed as Exhibit 4.1 to this Registration Statement provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Item 7. Exemption From Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

    a.  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table herein; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    b. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

    c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant, CAIS Internet, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on March 2, 2000.

                                      CAIS INTERNET, INC.

                                      By:  /s/ Ulysses G. Auger, II
                                           ------------------------
                                           Ulysses G. Auger, II
                                           Chairman of the Board and
                                           Chief Executive Officer

                               POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Ulysses G. Auger, II, and Michael Plantamura, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                               Capacity                      Date
---------                                               --------                      ----

    /s/ Ulysses G. Auger, II                            Chief Executive Officer,      March 2 , 2000
--------------------------------                        Chairman of the Board
    Ulysses G. Auger, II                                and Director (Principal
                                                        Executive Officer)


    /s/ Barton R. Groh                                  Chief Financial Officer       March 2 , 2000
--------------------------------                        (Principal Financial and
    Barton R. Groh                                      Accounting Officer)


    /s/ Ulysses G. Auger, Sr.                           Director                      March 2 , 2000
--------------------------------
    Ulysses G. Auger, Sr.


    /s/ William M. Caldwell, IV                         President and Director        March 2 , 2000
--------------------------------
    William M. Caldwell, IV


    /s/ Richard F. Levin                                Director                      March 2 , 2000
---------------------------------
    Richard F. Levin


    /s/ Vernon Fotheringham                             Director                      March 2 , 2000
---------------------------------
    Vernon Fotheringham


    /s/ S. Theodore Ammon                                Director                     March 2 , 2000
---------------------------------
    S. Theodore Ammon

                                 INDEX TO EXHIBITS
                                 -----------------

Exhibit
Number          Description

5.1      Opinion of Morrison & Foerster LLP

23.1     Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2     Consent of Deloitte & Touche LLP

23.3     Consent of Arthur Andersen LLP

24.1 Power of Attorney (included on the signature page of this Registration Statement)